Outcast Exhibit 23.1

We hereby consent to the incorporation by reference in this amended Registration Statement on Form S-1/A of Outcast, Inc., for the years ended December 31, 2007 and 2006 of our reports dated September 11, 2008 relating to the financial statements for the two years ended December 31, 2007 and 2006.
__________________________________
Traci J. Anderson, CPA
Huntersville, NC
September 11, 2008